Exhibit 10.12

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as January 5, 2009 (the “Effective Date”), by and between AMVAC CHEMICAL CORPORATION, a California corporation (the “Company”), and TREVOR THORLEY (“Employee”) to set forth the terms and conditions of the Company’s employment of Employee.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Employment.

(a) The Company hereby employs Employee and Employee hereby accepts employment by the Company pursuant to the terms and conditions of this Agreement.

(b) Employee is engaged by the Company with such title and capacity as set forth in the Schedule of Responsibilities attached to this Agreement as Schedule “A” (the “Schedule of Responsibilities”). Employee shall fully, faithfully, diligently and competently render the services and perform the duties described in the Schedule of Responsibilities and such other duties not inconsistent therewith that may be assigned to Employee from time to time by the Company. Employee shall conform to and comply with the lawful and reasonable directions and instructions given to Employee by the Company.

(c) Employee shall devote Employee’s full time, attention and energies to the business of the Company during Company working hours. Employee shall use Employee’s best efforts to further enhance and develop the best interests and welfare of the Company. The Company shall be entitled to all of the benefits, profits and other results arising from or incident to all work, services and advice of Employee.

(d) Employee shall not be employed or engaged in any other business activity, whether or not such activity is pursued for gain, profit, or other pecuniary advantage, without the prior written consent of the Company.

(e) The Company will advise Employee of its corporate rules, policies and procedures then in effect and as may be amended or adopted by the Company from time to time in the Company’s sole and absolute discretion (the “Company Policies”). Employee shall comply with all Company Policies. If there are any inconsistencies between any term of this Agreement and any of the Company Policies, this Agreement shall govern and control.

2. Period of Employment. Employee’s employment by the Company shall be for a period of three (3) years, commencing on the Effective Date and ending not later than three (3) years after the Effective Date, unless earlier terminated pursuant to Section 6 of this Agreement (the “Employment Period”).

3. Compensation. For services rendered to and duties performed by Employee for the Company during the Employment Period pursuant to the terms and conditions of this Agreement, the Company will offer to Employee such compensation and benefits specifically set forth in the Compensation Schedule attached to this Agreement as Schedule “B” (collectively, the “Compensation”).

4. Business Expenses. The Company, pursuant to its Company Policies, will reimburse Employee for reasonable and necessary expenses incurred within the scope of Employee’s employment in carrying out Employee’s services and duties under this Agreement, provided that such expenses are (a) deductible by the Company to the maximum extent permitted under the relevant rules and regulations of the Internal Revenue Code, (b) incurred and submitted for reimbursement in accordance with the Company Policies, and (c) evidenced by itemized and documented accounting of such expenditures.

5. Withholdings. The Company shall deduct and withhold from all compensation payable to Employee hereunder, including, without limitation, the Compensation, all applicable federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statutes, regulations, ordinances, or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to Employee.

6. Termination.

(a) Termination for Cause. The Company shall have the right to terminate Employee’s employment for “Cause” (as defined below) at any time, without prior notice. In the event of termination of Employee’s employment for Cause, all rights of Employee (and Employee’s dependents and legal representatives) under Sections 1, 2 and 3 of this Agreement shall cease as of the date of such termination. For purposes of this Agreement, termination for “Cause” by the Company will include a determination made by the Company in its discretion that Employee:

(1) has been convicted of or pled guilty or nolo contendere to (i) a felony or misdemeanor involving moral turpitude that is likely to impair Employee’s ability to perform under this Agreement or otherwise have a significant adverse effect upon the Company, any of its affiliates, or any of their businesses or reputations, or (ii) a felony or misdemeanor which results in a term of incarceration in any correctional institution;

(2) has committed or conspired to commit an act of dishonesty, theft, gross carelessness, or other misconduct against the Company or any of its affiliates;

(3) has engaged in the use of alcohol during working hours or at any facilities of the Company or any of its affiliates or has engaged in the use of any illegal drug or intoxicant, or distributed or conspired to distribute any such substance, or engaged in the abuse of any prescription drug to the extent that it may cause damage to the reputation of the Company;

(4) has committed or conspired to commit any act or series of acts that constitute harassment or discrimination based on an unlawful classification;

(5) has willfully committed or conspired to commit any act or series of acts without approval by the Company’s Board of Directors which would likely have a significant adverse effect on the Company, any of its affiliates, or any of their businesses or reputations;

(6) has engaged in a willful or negligent failure to perform duties or services for the Company;

(7) has improperly used or disclosed, or conspired to improperly use or disclose, confidential or proprietary information of the Company or any of its affiliates; or

(8) has committed any act or omission that constitutes a material breach by Employee of any of Employee’s obligations or agreements under this Agreement, but only after the Company has provided notice of such breach to Employee and Employee fails or refuses to correct such breach within ten (10) days of such notice; provided, however, that no prior notice is required for any event set forth in conditions (1) through (7), inclusive, of this Section 6(a).

(b) Termination Due to Death or Disability. If Employee, due to physical or mental disability or incapacity as determined by the Company in its discretion, is unable to perform Employee’s duties under this Agreement the Company shall have the right to terminate Employee’s employment on thirty (30) days’ prior written notice. If Employee is able to and recommences rendering services and performing Employee’s duties under this Agreement within such thirty (30)-day notice period, such notice shall be deemed to have been withdrawn. In addition, in the event of Employee’s death or disability, Employee or Employee’s personal representatives, as the case may be, shall be entitled to receive all earned but unpaid compensation through the date of termination on a pro rated basis.

(c) Termination Without Cause. Notwithstanding anything to the contrary, the Company shall have the right to terminate Employee’s employment without Cause or for any or no reason, at any time, effective immediately upon notice to Employee. If the Company exercises its rights under this Section 6(c) during the Employment Period and provided that Employee sign a release and waiver acceptable to the Company in its discretion, the Company will pay to Employee as severance, an amount equal to the greater of (i) the aggregate annual base salary for the remainder of the term of employment hereunder, provided that such amount shall not exceed two (2) years’ base annual salary or (ii) the Employee’s annual base salary. In the event of termination of Employee’s employment pursuant to this Section 6(c), all rights of Employee (and Employee’s dependents and legal representatives) under Sections 1, 2 and 3 of this Agreement shall cease as of the date of such termination. Notwithstanding anything to the contrary in the foregoing, severance payment(s) made under this paragraph 6(c) are intended to be in lieu of, and not in addition to any severance payment made under the Change-in-Control Severance Agreement attached hereto as Schedule E. Thus, if Employee qualifies for a severance payment under the Change-in-Control Severance Agreement, then he shall not be entitled to payment for severance under this paragraph.

7. Disclosures and Assignment of Rights.

(a) Employee hereby agrees promptly to disclose to the Company and Employee hereby, without further compensation, assigns and agrees to assign to the Company or its designees, Employee’s entire right, title, and interest in and to all designs, trademarks, logos, business plans, business models, business names, economic projections, product innovations, discoveries, formulae, processes, manufacturing techniques, trade secrets, customer lists, supplier lists, inventions, research, improvements, ideas, know-how, patents, service marks, and copyrightable works (collectively, “Inventions”), including, without limitation, all rights to obtain, register, perfect and enforce all Inventions, which relate to Employee’s work for the Company, whether or not during normal working hours, or which are aided by the use of Company experience, time, material, equipment, or facilities; it being understood, however, that no rights are hereby conveyed in Inventions, if any, made by Employee prior to Employee’s employment with the Company and disclosed pursuant to Section 7(c) of this Agreement.

(b) Employee agrees to perform, during and after the Employment Period, all acts deemed necessary or desirable by the Company to permit and assist it, at its reasonable expense, including execution of documents and assistance and cooperation in legal proceedings, in obtaining and enforcing the full benefits, enjoyments, rights and title in the items assigned to the Company as set forth in Section 7(a) of this Agreement.

(c) Except as specifically set forth in the Disclosure of Inventions attached to this Agreement as Schedule “C” (or if nothing is listed therein), there are no Inventions that Employee wishes to exclude from the operation of Section 7(a) or 7(b) of this Agreement.

(d) Employee understands, and hereby acknowledges having received notice, that Sections 7(a) and (b) of this Agreement do not apply to an invention which qualifies fully under the provisions of California Labor Code Section 2780, which is substantially set forth in Schedule “D” attached to this Agreement.

8. Conflicts of Interest. Employee recognizes that Employee owes a primary and fiduciary duty to the Company and that Employee shall not have any interest, financial or otherwise, direct or indirect, or engage in any business or transaction of any nature, which is in conflict with the proper and faithful discharge of Employee’s duties and services as an employee of the Company. Without limiting the generality of the foregoing, Employee shall not, while employed by the Company, directly or indirectly:

(a) be employed by or receive any compensation from a customer, supplier or competitor of the Company or any of its affiliates;

(b) have any ownership or financial interest of any nature in a customer, supplier or competitor of the Company or an of its affiliates, except where such ownership is stock in a corporation and consists of less than one percent (1%) of the outstanding capital stock of the corporation and where such stock is publicly traded and listed on a recognized stock exchange or actively traded in the over-the-counter market;

(c) have or participate in any dealings on behalf of the Company with a customer, supplier or competitor of the Company or any of its affiliates that employs, or more than five percent (5%) of whose ownership interest is beneficially held by, Employee’s spouse or any brother, sister, parent, child or grandchild of Employee or Employee’s spouse, or any person living in Employee’s household or the spouse of any of the foregoing persons;

(d) engage or participate in any activity, business enterprise, business opportunity, employment, occupation, consulting, or other business activity which the Company shall reasonably determine to be, or reasonably planned to be, in competition with the Company or any of its affiliates, or to interfere with Employee’s duties as an employee of the Company; or

(e) solicit, accept or receive any gift, (whether in the form of money, service, loan, hospitality (except for ordinary business meals), thing or promise, or in any other form) having a value such that it could reasonably be inferred that the gift was intended to influence Employee, in the performance of Employee’s duties on behalf of the Company or was intended as a reward for any action on Employee’s part on behalf of the Company, unless such fact or activity is first fully disclosed in writing to the Company and the Company first approves in writing of such fact or activity.

9. Information of Others. Employee certifies and acknowledges that Employee will not disclose or utilize in Employee’s work with the Company any secret or confidential information of others (including any prior employers), or any inventions or innovations of Employee’s own which are not included within the scope of this Agreement.

10. Confidential Information. The Company and/or one or more of its affiliates may, from time to time, provide Employee with confidential information, proprietary information, or trade secrets regarding the Company and/or one or more of its affiliates, including, without limitation, information regarding business methods, plan, products, pricing, customer lists, and other confidential customer information, including, but not limited to, contact names, purchasing authority(ies), product, know-how and/or customer service requirements, buying patterns and other proprietary information (collectively, “Confidential Information”). Except in furtherance of the Company’s business and without the Company’s prior written consent, Employee shall not, directly or indirectly, disclose, use, communicate, appropriate, or exploit any Confidential Information during the Employment Period and thereafter.

11. intentionally omitted

12. Non-Raiding. Employee will not, either during the Employment Period or for a period of one (1) year thereafter, either directly or indirectly, hire, solicit, induce or attempt to induce or encourage any of the Company’ employees, agents, or contractors to cease or limit providing services to the Company. Employee represents and warrants that Employee’s experience and abilities are such that compliance with the covenants contained in this Section 12 will not cause any undue hardship or unreasonable restriction on Employee’s ability to earn a livelihood.

13. Return of Property. Employee agrees that upon request by the Company, and in any event upon termination of employment, Employee shall turn over to the Company all Confidential Information, Inventions, documents, notes, papers, and other material in whatever media relating to the Company in Employee’s possession or control, together with all material, documents, notes, pagers, and other work product in whatever media which is connected with or derived from Employee’s services to the Company.

14. Remedies. Employee recognizes and acknowledges that a breach of any provision under Sections 7, 8, 9, 10, 12 and/or 13 of this Agreement could not reasonably be compensated in damages in an action at law and that the Company and/or any of its affiliates shall be entitled to injunctive relief obtainable in a court of competent jurisdiction, which may include, but shall not be limited to, restraining Employee from rendering any service which would breach this

Agreement. Notwithstanding the foregoing, no remedy conferred by any of the specific provisions of this Agreement, including, without limitation, this Section 14, is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to every other remedy given under this Agreement now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by the Company and/or any of its affiliates shall not constitute a waiver of the right to pursue other available remedies. These obligations shall survive the termination of Employee’s employment.

15. Arbitration. Except as provided in this Section 15, any and all claims between Employee and the Company, any of its affiliates and/or any of their respective directors, officers, employees or agents that arise out of Employee’s employment, including, without limitation, disputes involving the terms of this Agreement, Employee’s employment by the Company or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, and any claims of discrimination or other claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the California Fair Employment and Housing Act, or any other federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of Employee’s employment with the Company or Employee’s termination, shall be resolved through final and binding arbitration. The only claims not covered by this Section 15 are claims for equitable relief for violation of any provision under Sections 7, 8, 9, 10, 12 and/or 13 of this Agreement and claims for benefits under the workers’ compensation or unemployment insurance laws, which will be resolved pursuant to those laws. Notices of requests to arbitrate a covered claim must be made within the applicable statute of limitations. Binding arbitration will be conducted in Orange County, California in accordance with the rules and regulations of the American Arbitration Association (“AAA”). Discovery may be carried out under the supervision of the arbitrator appointed pursuant to the rules of the AAA. Employee will be responsible for paying the same fee to initiate the arbitration that Employee would pay to file a civil lawsuit. The Company will pay any remaining cost of the arbitration filing and hearing fees, including the cost of the arbitrator; each side will bear its own attorneys’ fees, that is, the arbitrator will not have authority to award attorneys’ fees unless a statutory section at issue in the dispute authorizes the award of attorneys’ fees to the prevailing party, in which case the arbitrator has authority to make such award as permitted by the statute in question.

16. Miscellaneous.

(a) Survival. Sections 1, 2 and 3 of this Agreement, inclusive, shall terminate upon termination of Employee’s employment with the Company, and all other provisions of this Agreement shall survive such termination and be enforceable in accordance with their terms.

(b) Attorneys’ Fees. In the event that an action or proceeding is brought to enforce any provision under Sections 7, 8, 9, 10, 12 and/or 13 of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs from the non-prevailing party.

(c) Waiver of Breach. The waiver by the Company of any breach of any provision herein shall not be binding upon the Company unless in writing signed by the Company, and shall not constitute a continuing waiver or a waiver of any subsequent breach by Employee.

(d) Assignment. Neither this Agreement nor any of the parties’ rights and obligations hereunder may be assigned by a party without the prior written consent of the other party hereto; provided, however, that the Company may assign any or all of its rights and obligations under this Agreement to (i) an affiliate of the Company, or (ii) a surviving entity in connection with a merger or consolidation involving the Company or a purchase or sale of all or substantially all of the Company’s assets, so long as such surviving entity assumes the Company’s obligations under this Agreement.

(e) Entire Agreement; Oral Statement Not Binding. This Agreement taken together with the offer letter dated as of the date hereof contains the entire agreement of the parties relating to the subject matter hereof and may not be waived, changed, modified, extended or discharged orally, but only by agreement specifically referencing this Agreement that is signed by the party against whom enforcement of any such waiver, change, modification, extension or discharge is sought. This Agreement may not be modified or amended unless in writing and signed by both Employee and the Company, acting through its Chief Executive Officer or President.

(f) Severability. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction or arbitrator, as the case may be, to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court or arbitrator, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement shall continue in full force and effect.

(g) Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

(h) Notice. All notices and other communications hereunder shall be in writing and shall be deemed duly given and delivered if delivered by messenger, or mailed by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth below (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which so delivered by messenger or three (3) days following the date on which so mailed.

If to the Company:	4695 MacArthur Boulevard, Suite 1250
Newport Beach, California 92660
Attn: Chief Executive Officer or President

With copy to:	Attn: General Counsel

If to Employee:	[ ]
[ ], or
at such other last known address on record with the Company.

(i) Enforceability. This Agreement does not in any way restrict Employee’s right or the right of the Company to terminate Employee’s employment. This Agreement inures to the benefit of the permitted successors and permitted assigns of the Company, and is binding upon Employee’s heirs and legal representatives. No course of conduct or failure or delay in enforcing any provision of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

(j) Headings. The headings of the sections or subsections in this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

(k) Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent arises, this Agreement shall be construed as having been drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions hereof. Any act or series of act required to be performed by the Company under this Agreement shall be performed on behalf of the Company by its Chief Executive Officer, President, or other officer duly authorized by the Company’s Board of Directors.

(l) Facsimile Signatures. This Agreement may be executed by a party’s signature transmitted by facsimile, and copies of this Agreement executed and delivered by means of facsimile signatures shall have the same force and effect as copies hereof executed and delivered with original signatures. The parties may rely upon facsimile signatures as if such signatures were originals. A party executing and delivering this Agreement by facsimile shall promptly thereafter deliver a counterpart signature page of this Agreement containing said party’s original signature.

(m) Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which when so executed shall be an original and all such counterparts shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement effective as of the date first written above.

“Company”

AMVAC Chemical Corporation, a California corporation

By:
Name:
Title:

“Employee”

TREVOR THORLEY

S-1

SCHEDULE “A”

TO EMPLOYMENT AGREEMENT

SCHEDULE OF RESPONSIBILITIES

Title:	Chief Operating Officer and Executive Vice President of AMVAC Chemical Corporation

Location:	Employee shall perform the services and duties principally at the Company’s offices located at 4695 MacArthur Court, Suite 1250, Newport Beach, California 92660, or at such other location or locations as may be designated by the Company from time to time.

Essential duties and responsibilities – you will be responsible for the overall day-to-day operations of the Company, including without limitation:

•

Procurement – ensuring an uninterrupted supply of raw materials, intermediates and packaging necessary for the manufacture of the Company’s products at optimal pricing; and establishing strategic alliances with suppliers of key materials.

•

Manufacturing – overseeing the Company’s manufacturing and formulation plants; optimizing plant capacity utilization; ensuring high quality of manufactured products; minimizing production costs and seeking ever higher efficiencies; reducing freight and logistics costs; and assisting Finance in automating factory cost accounting

•

Customer Service, Sales, Marketing, and Product Management – overseeing order fulfillment and, where needed, streamlining the process; managing the entire sales force with a focus on improving key customer relationships, establishing accountability of the sales force (both through periodic reports and the setting of performance objectives), establishing a strategy for product distribution through the channels (including push-through, pull-through, program rebates), motivating and incentivizing sales personnel, improving sales forecasting and budgeting, and increasing product sales as per the Company’s five year plan; gathering and using marketing information more effectively; and incorporating product management more meaningfully into the sales process.

•

Regulatory – overseeing the registration, re-registration and defense of product registrations, including generation of data studies, making and defending data compensation matters, and taking administrative action necessary to continue or expand product uses.

•

Research & Development – overseeing the technical support for our manufacturing support and product support, including chemical and physical testing relating to synthesis, formulation, packaging, and use of products; ensuring that R&D has the appropriate resources for its activities, including expansion of space in L.A., and of the laboratory in Axis, as well as establishing succession plans for engineers and chemists.

A-1

•	Administrative – overseeing the administrative function of the Company, including HR, benefits, insurance renewal, Treasury, and risk management.

•	Reporting – reporting periodically (i.e., monthly, or more often as needed) to the CEO on initiatives in your areas of responsibility; and implementing initiatives of the Board and/or CEO.

•

Serving as a key member of the Executive Management team, participating in regular meetings of the team and in the development and review of the Company’s annual budget, product plans, sales plans, the organic growth matrix and the Company’s five year business plan.

Dated:
Company

Dated:
Employee

A-2

SCHEDULE

“B”

TO EMPLOYMENT AGREEMENT

COMPENSATION SCHEDULE

Annual Base Salary: Pursuant to the terms and conditions of this Agreement, the Company will pay to Employee an annual base salary of Three Hundred Seventy Two Thousand Dollars ($372,000), payable in accordance with the Company’s then-existing payroll schedule, policies and procedures. The Company, in its sole discretion, may otherwise from time to time increase Employee’s salary as it deems appropriate, but such increases shall have no effect on or alter the obligations of the Company or other rights of the Employee as provided under this Agreement.

Restricted Stock Awards: Subject to terms and conditions of the 1994 Stock Incentive Plan, as amended, of American Vanguard Corporation, a Delaware corporation (“American Vanguard”), and the execution of a Restricted Stock Agreement containing terms and conditions by and between Employee and American Vanguard, on each of the effective date hereof and the first and second anniversaries thereof (provided Employee is employed by the Company on the grant date), Employee will be granted the number restricted shares of American Vanguard Corporation’s Common Stock equal to the quotient (rounded to the nearest whole number) of $100,000.00 divided by the fair market value of such stock (as expressed in dollars per share) as of the date of the award. Such shares will vest in three equal tranches on the first, second and third anniversary of the award.

Car Allowance: Employee shall be provided a car allowance of One Thousand Five Hundred Dollars ($1500) per month which amount will be paid to Employee monthly in full.

Vacation: During the term of the Employment Period, Employee shall be entitled to a maximum of four (4) weeks of vacation time each calendar year (or a prorated portion thereof). In the event that Employee is unable or fails to take the total amount of vacation time authorized herein during any calendar year, such unused vacation shall not roll over or be credited to the subsequent year(s), but will be paid out in cash, and the balance of accrued vacation reduced to zero at the end of such calendar year.

General Benefits: Pursuant to the terms and conditions of this Agreement, Employee may participate in benefit plans (subject to the provisions of such plans) and other perquisites which are made generally available to the Company’s other employees and for which Employee qualifies, including, without limitation: group health, dental, life, accident and disability insurance; the Company’s 401k plan; flexible spending accounts; and the Company’s Employee Stock Purchase Plan.

B-1

Bonus. Employee may receive a bonus; the eligibility, amount, payment terms and other conditions of such bonus shall be subject to determination by the Company’s Board of Directors in its sole and absolute discretion, but which, on an annual basis will have a target of fifty five percent (55%) of Employee’s annual base salary.

Change-in-Control Severance. In lieu of the severance provisions set forth in paragraph 6(c) hereof, Employee shall be entitled to participate in the severance arrangement for Company executives in the event of a change-in-control, the terms of which are set forth in Schedule E hereto.

Dated:
Company

Dated:
Employee

B-2

SCHEDULE “C”

TO EMPLOYMENT AGREEMENT

DISCLOSURE OF INVENTIONS

Except as set forth below, there are no Inventions that I wish to exclude from the operation of Section 7(a) or 7(b) of this Agreement:

Dated:	Employee

C-1

SCHEDULE “D”

TO EMPLOYMENT AGREEMENT

CALIFORNIA LABOR CODE SECTION 2780

California Labor Code Section 2870 substantially provides:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his rights in an invention to his employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employers equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent that a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

D-1

SCHEDULE “E”

TO EMPLOYMENT AGREEMENT

FORM OF CHANGE-IN- CONTROL SEVERANCE AGREEMENT

(Attached)

CHANGE OF CONTROL SEVERANCE AGREEMENT

This CHANGE OF CONTROL SEVERANCE AGREEMENT (this “Agreement”), effective as of                                          (the “Effective Date”), is entered into by and between American Vanguard Corporation, a Delaware corporation (“American Vanguard”), and Trevor Thorley (the “Executive”). Capitalized terms used but not defined in the context of this Agreement are defined in Section 8.

WHEREAS, the Executive provides valuable services as an employee of American Vanguard or one of its subsidiaries (as applicable, the “Company”); and

WHEREAS, the Company wishes to provide security to the Executive to induce the Executive to continue to provide services to the Company.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained the value of which is hereby acknowledged, the Executive and the Company agree as follows:

1. Company Obligation. Subject to the limitations of this Agreement, if, during the Change of Control Period, there is a Change of Control and the Company shall terminate the Executive’s employment or the Executive shall terminate his employment with the Company for Good Reason (either a “Termination”), the Company shall: (a) pay to the Executive in a single sum within thirty (30) days after the Termination an amount equal to two (2) times the Executive’s Compensation; (b) continue to pay Medical and Hospital Benefits for a period of twenty-four (24) consecutive months beginning with the date of Termination; (c) provide executive level outplacement assistance benefits; and (d) accelerate all of the Executive’s options or rights to acquire securities of the Company that are outstanding immediately prior to the date of a Change of Control, whether or not then exercisable, so that they automatically become immediately exercisable in full thereafter. If the Executive’s employment is terminated with the Company during the Change of Control Period for any reason, excluding a termination for Good Reason, or if the Company shall terminate the Executive’s employment due to Cause, death or the Executive’s disability which renders the Executive unable to perform the essential functions of the position, this Agreement shall terminate without any obligation of the Company to the Executive hereunder. If the Executive is offered employment by a successor to the Company or its business or assets or by its Affiliate or a successor to such Affiliate or its business or assets on terms and conditions that are reasonably comparable to the Executive’s terms and conditions of employment with the Company (including this Agreement), the Company shall not have an obligation hereunder to the Executive. If any payment under this Agreement, either alone or together with any other payment, benefit or transfer of property which the Executive receives or has a right to receive from the Company or its Affiliate (the “Total Payments”), would constitute a nondeductible “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986, amended (the “Code”)) or nondeductible “employee remuneration” under

1

Section 162(m) of the Code, such payment under this Agreement shall be reduced to the largest amount as will result in no portion of the payment under this Agreement being such a nondeductible payment under the Code. The Company agrees to undertake such reasonable efforts as it may determine in its sole discretion to prevent any payment under this Agreement from constituting a nondeductible payment, provided the Company is not obligated to incur additional cost in order to make a payment nondeductible. The determination of any reduction under the preceding sentences shall be made by the Company in good faith, and such determination shall be binding on the Executive. The reduction provided by the fifth sentence of this Section 1 shall apply only if, after reduction for any applicable federal excise tax imposed by Section 4999 of the Code and federal income tax imposed by the Code, the total payment accruing to the Executive would be less than the amount of the Total Payments as reduced under said fifth sentence and after reduction for federal income taxes. Notwithstanding anything herein to the contrary, the parties intend that no amount payable to the Executive hereunder shall be subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and this Agreement shall be interpreted and administered accordingly.

2. Executive Obligation. As condition of the Company’s performance of its obligations under Section 1, the Executive shall execute and deliver to the Company a written agreement, in form and substance reasonably satisfactory to the Company, releasing the Company and its representatives, agents and advisors from all past, then-current and future claims and liabilities, whether known or unknown, that the Executive may have.

3. Other Benefits. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any other plan, program, policy, practice, contract or agreement of or with the Company or its Affiliate for which the Executive is a party or may qualify (collectively, the “Other Benefits”), nor shall anything in this Agreement limit or otherwise affect the rights of the Company or the Executive under any Other Benefits. Any amounts payable or rights or benefits furnished to the Executive under any Other Benefits existing at or subsequent to the Termination shall be payable in accordance with the terms of such Other Benefits and without regard to this Agreement, except as explicitly modified by this Agreement; provided, however, that to the extent the amounts payable or rights or benefits furnished to the Executive under such Other Benefits exceed or are more favorable to the Executive than this Agreement, such Other Benefits shall govern and control. Amounts payable or in respect of this Agreement shall not be taken into account with respect to any other employee benefit plan or arrangement except to the extent otherwise expressly provided in such other plan or arrangement.

4. Mitigation. The Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under this Agreement, and the amounts payable under this Agreement shall not be reduced whether or not the Executive obtains other employment. The Company’s obligation to make the payment provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.

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5. Successors.

(a) This Agreement is personal to the Executive and shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives, including the Executive’s executor, trustee or administrator.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement.

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6. Resolution of Disputes. Any dispute related to the interpretation or enforcement of this Agreement shall be enforceable only by arbitration in Orange County, California (or such other metropolitan area to which the Company’s principal executive officers may be relocated if such relocation does not result in Good Reason for the Executive to terminate employment), in accordance with the commercial arbitration rules then in effect of the American Arbitration Association, before a panel of three arbitrators, one of whom shall be selected by the Company, the second of whom shall be selected by the Executive and the third of whom shall be selected by the other two arbitrators. In the absence of the American Arbitration Association, or if for any reason arbitration under the arbitration rules of the American Arbitration Association cannot be initiated, or if one of the parties fails or refuses to select an arbitrator, or if the arbitrators selected by the Company and the Executive cannot agree on the selection of the third arbitrator within seven days after such time as the Company and the Executive have each been notified of the selection of the other’s arbitrator, the necessary arbitrator or arbitrators shall be selected by the presiding judge of the court of general jurisdiction in the metropolitan area where arbitration under this Section would otherwise have been conducted. The arbitrators shall award to the Executive his reasonable legal fees and expenses in connection with any arbitration proceeding hereunder if (i) the arbitration is commenced by the Company and the Company has no reasonable basis for initiating such proceeding, or (ii) the arbitration is commenced by the Executive and the Executive prevails on the Executive’s claim in the arbitration proceeding. The arbitrators shall award to the Company its legal fees and expenses incurred in connection with any arbitration proceeding hereunder if the arbitration proceeding is commenced by the Executive, and the Executive has no reasonable basis for initiating such proceeding. The parties agree that the arbitration panel shall construe this Section 6 to determine whether either party is entitled to recover its cost and fees hereunder. Any award entered by the arbitrators shall be formal, binding and nonappealable and judgment may be entered thereon by any party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable.

7. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The headings or captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

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(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

c/o Company address below

If to the Company:

American Vanguard Corporation

4695 MacArthur Court, Suite 1250

Newport Beach, California 92660

Attention:        Chairperson of the Compensation Committee

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive and the Company acknowledge that, except and only as may otherwise be provided under any other written agreement between the Executive and the Company, if any, the employment of the Executive by the Company is ‘at will” and, may be terminated by either the Executive or the Company at any time. Moreover, if subsequent to the Change of Control Period, the Executive’s employment with the Company terminates, then the Executive shall have no rights under this Agreement.

(f) This Agreement constitutes the entire agreement between the parties hereto and contains all the agreements between such parties with respect to the subject matter hereof. This Agreement supersedes all other agreements, oral or in writing, between the parties hereto with respect to the subject matter hereof.

(g) This Agreement shall only be effective if a Change of Control occurs during the Change of Control Period.

8. Defined Terms. For purposes of this Agreement, the following whenever used in the capitalized form shall have the meaning set forth below unless the context clearly indicates otherwise.

(a) “Affiliate” means, with respect to any person, any individual, corporation, partnership, association, joint-stock company, trust, unincorporated

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association or other entity (other than such person) that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with that person.

(b) “Annual Bonus” means the gross, annual bonus payable to the Executive for the fiscal year of the Company ending immediately preceding the Effective Date, but annualized in the event the Executive was not employed for the entire fiscal year with respect to which such bonus was paid.

(c) “Cause” shall means termination because of (1) an act of fraud, embezzlement or theft in connection with the Employee’s duties or in the course of the Employee’s employment, (2) unreasonable neglect or refusal by the Employee to perform his/her duties (other than any such failure resulting from the Employee’s incapacity due to disability), (3) the engaging by the Employee in willful, reckless, or grossly negligent misconduct which is or may be materially injurious to the Company, or (4) the Employee’s conviction of or plea of guilty or nolo contendere to a felony.

(d) “Change of Control” means, and be deemed to have occurred, on the date of the first to occur of any of the following:

(A) upon the vote of the shareholders of the Company (or its Affiliate) approving a merger or consolidation in which the Company’s (or its Affiliate) shareholders immediately prior to the effective time of the merger or consolidation will beneficially own immediately after the effective time of the merger or consolidation securities of the surviving or new corporation having less than 50% of the “voting power” of the surviving or new corporation, including “voting power” exercisable on a contingent or deferred basis as well as immediately exercisable “voting power”;

(B) upon the consummation of a sale, lease, exchange or other transfer or disposition by the Company (or its Affiliate) of all or substantially all of the assets of the Company (or its Affiliate) on a consolidated basis, provided, however, that the mortgage, pledge or hypothecation of all or substantially all of the assets of the Company (or its Affiliate) on a consolidated basis, in connection with a bona fide financing shall not constitute a Change of Control; or

(C) when any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the Securities Exchange Act as in effect on date hereof), directly or indirectly of more than fifty percent (50%) of the common stock of the Company (or its Affiliate).

(e) “Change of Control Period” means the continuous period commencing on the Effective Date and ending on December 31, 2013, provided a Change of Control has occurred during such continuous period.

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(f) “Compensation” means the gross, annual base salary, but excluding the Annual Bonus, paid by the Company (including amounts accrued but not paid) to the Executive in accordance with the generally applied payroll practices of the Company for the completed fiscal year of the Company immediately preceding the Effective Date. Compensation, for purposes of applying the two (2) multiplier in Section 1 of this Agreement, does not include any accrued balances in any other compensation program the Executive participates in. For purposes of this Agreement, any amounts due the Executive under any compensation plan other than base salary, shall be paid out in accordance with the provisions of the specific plan governing those said programs.

(g) “Good Reason” shall mean the occurrence of any of the following events unless, (i) such event occurs with the Executive’s express prior written consent, (ii) the event is an isolated, insubstantial or inadvertent action or failure to act which was not in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive, (iii) the event occurs in connection with the termination of the Executive’s employment for Cause, disability or death or (iv) the event occurs in connection with the Executive’s voluntary Termination of employment or other than due to the occurrence of one of the following events:

(A) the assignment to the Executive of any duties which are inconsistent with, or are a material diminution of, the Executive’s positions, duty, title, office, responsibility and status with the Company, including without limitation, any diminution of the Executive’s position or responsibility in the decision or management processes of the Company, or any removal of the Executive from, or any failure to reelect the Executive to, any of such positions;

(B) a reduction in the Executive’s rate of base salary as in effect on a Change of Control or as the same may be increased from time to time during the term of this Agreement, other than a reduction which is a reduction generally applicable to all senior officers or executives of the Company and its Affiliates, including, without limitation, the Company’s Affiliates and successors after a Change of Control;

(C) any failure either to continue in effect any material benefit or incentive plan or arrangement (including, without limitation, a plan meeting the applicable provisions of Section 401(a) of the Code, group life insurance plan, medical, dental, accident and disability plans) in which the Executive is participating or eligible to participate on the date of a Change of Control or to substitute and continue other plans providing the Executive with substantially similar benefits (all of the foregoing is hereinafter referred to as “Benefit Plans”), or the taking of any action which would substantially and adversely affect the Executive’s participation in or materially reduce the Executive’s benefits or compensation under any such Benefit Plan or deprive the Executive of any material fringe benefit enjoyed by the Executive on the date of a Change of Control;

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(D) a relocation of more than 50 miles from the location of the principal executive offices of the Company, or the relocation of the Executive’s principal place of employment for the Company of more than 50 miles, to any place other than the location at which the Executive performed his duties on the date of a Change of Control; or

(E) any failure by any successor or assignee of the Company to continue this Agreement in full force and effect.

If the Executive does not notify the Company and incurs the Termination within 120 days of the date the Executive knew or should have reasonably known of the event giving rise to Good Reason, the Executive shall be deemed to have waived the Executive’s right to a Termination based upon such event or the continuing effect or occurrence of such event.

(h) “Medical and Hospital Benefits” mean the medical and hospital benefits that would have been offered to the Executive and the Executive’s family members if the Executive’s employment had not terminated based on the same terms and conditions applicable to non-terminated similarly situated executives of the Company or its successor and their family members. Notwithstanding anything contained herein to the contrary, (A) any Medical and Hospital Benefits offered in accordance with this Agreement run simultaneously with any rights to health coverage continuation available to the Executive and the Executive’s family under applicable law and this Agreement shall constitute notice to the Executive and the Executive’s eligible family members of any right to elect health continuation coverage under the provisions of Section 4980B of the Code, Section 601 et. al. of the Employee Retirement Income Security Act of 1974, as amended, (to the extent applicable) following the expiration of the Medical and Hospital Benefits coverage period under this Agreement; and (B) if the Executive or any of the Executive’s family members are covered under a group health plan of another employer, nothing in this Agreement shall obligate a plan maintained by the Company to pay benefits on a primary basis with respect to such person.

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IN WITNESS WHEREOF, the parties have executed this Change of Control and Severance Agreement on the date first written above.

AMERICAN VANGUARD CORPORATION
a Delaware corporation

By:
Its:

EXECUTIVE

By:
As an Individual

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